EXHIBIT 10.40

SANDISK CORPORATION
CHANGE OF CONTROL EXECUTIVE BENEFITS AGREEMENT
This Change of Control Executive Benefits Agreement (“Agreement”) is made and entered into as of December 21, 2014, to be effective as of January 1, 2015 (the “Effective Date”), by and between SanDisk Corporation, a Delaware corporation (the “Company”), and Sanjay Mehrotra (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive are parties to a change of control executive benefits agreement effective as of January 1, 2011 (the “Superseded Agreement”) and wish to restate, supersede and replace the Superseded Agreement with this Agreement as of the Effective Date;
WHEREAS, the Executive is employed by the Company in a key position and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company; and
WHEREAS, the Company considers the continued availability of the Executive’s services, managerial skills and business experience to be in the best interest of the Company and its stockholders, and desires to assure the continued services of the Executive on behalf of the Company without (a) the distraction of the Executive occasioned by the possibility of a change of control of the Company and (b) the possibility that the Executive would seek other employment following the announcement of a change of control of the Company and if such announced transaction were not consummated, the Company would be seriously harmed.
NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and the Executive:
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:
1.01    “Administrator” shall mean the Board or its delegate.
1.02    “Board” shall mean the Board of Directors of the Company.
1.03    “Cause” shall mean (i) fraud or other willful misconduct with respect to the Company’s business, (ii) gross negligence in the performance of duties, or (iii) conviction or plea of nolo contendere to a felony.
1.04    “Change of Control” means the occurrence of any of the following events:
(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of  the then outstanding shares of common stock of the Company or the total voting power represented by the Company’s then outstanding voting securities (other than pursuant to a Business Combination which is covered by clause (c) below);
(b)    The consummation of the sale or other disposition (including in whole or in part through licensing arrangement(s)) of all or substantially all of the Company’s assets, other than sales, other dispositions or licenses of assets made to a parent or a wholly-owned subsidiary of the Company, or an entity under common control with the Company;

(c)    The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or a series of related such transactions (each, a “Business Combination”), in each case unless following such Business Combination (i) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity (a “Parent”) that, as a result of such transaction, owns the Company or the surviving entity or all or substantially all of the Company’s or surviving entity’s assets directly or through one or more subsidiaries) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or Parent outstanding immediately after such Business Combination; (ii) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the total voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination or the Parent thereof were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;
(d)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose appointment, election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(e)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction or series of related transactions that would not constitute a Change of Control under clause (c) above.
1.05    A “Change of Control Termination” shall mean a termination of employment which occurs at any time during the period commencing three (3) months before the occurrence of a Change of Control and ending eighteen (18) months after such Change of Control (the “Protected Period”) where (a) the Company or a party effecting a Change of Control of the Company terminates the Executive’s employment without Cause, other than as the result of the Executive’s death or Permanent Disability, or (b) the Executive resigns with Good Reason.
1.06    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.07    “Date of Termination” following a Change of Control shall mean the dates, as the case may be, for the following events: (a) if the Executive’s employment is terminated by death, the date of death; (b) if the Executive’s employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination; (d) if the Executive’s employment is terminated by a Change of Control Termination, the date specified in the Notice of Termination; and (e) if the Executive’s employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Executive and the Company.

1.08    “Disability” shall mean that the Executive is unable, by reason of injury, illness or other physical or mental impairment, to perform the essential functions of the position for which the Executive is employed, even with a reasonable accommodation, which inability is certified by a licensed physician reasonably selected by the Company.
1.09    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.10    “Good Reason” shall mean the occurrence of any of the following, without the Executive’s express written consent, within a Protected Period:
(a)    The assignment to the Executive of any positions, duties, responsibilities or status adversely inconsistent or diminutive, in comparison with, or having less authority than, the Executive’s positions, duties, responsibilities or status with the Company immediately prior to the Protected Period (including, without limitation, retaining such position, duties, responsibilities or status when the Company is not a publicly traded company or not the ultimate parent entity of the group or when the Company has consummated a transaction constituting a “Change of Control” under Section 1.04(b) above);
(b)    An alteration in the nature of the Executive’s reporting responsibilities, titles, or offices with the Company from those in effect immediately prior to the Protected Period (including, without limitation, retaining such reporting responsibilities, titles or offices with the Company when the Company is not a publicly traded company or not the ultimate parent entity of the group or when the Company has consummated a transaction constituting a “Change of Control” under Section 1.04(b) above);
(c)    Any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, Permanent Disability, or as a result of the Executive’s death;
(d)    A reduction by the Company in the Executive’s base salary or annual target bonus in effect immediately prior to the Protected Period;
(e)    Any breach by the Company of any provision of this Agreement;
(f)    The requirement by the Company that the Executive’s principal place of employment be relocated more than thirty (30) miles from his or her principal place of employment immediately prior to the Protected Period; or
(g)    The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 9.02(b) hereof.
1.11    “Notice of Termination” shall mean a written notice which shall indicate the termination provision(s) relied upon.
1.12    “Permanent Disability” shall mean if, as a result of the Executive’s Disability, the Executive shall have been absent from his or her duties with the Company on a full-time basis for a total of six (6) months of any consecutive eight (8) month period.
1.13    “Separation from Service” means the date upon which the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. To the greatest extent permissible consistent with Section 409A, a Separation from Service shall include any termination of the employee-employer relationship between the Executive and the Company for any reason, voluntary or involuntary, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement.
1.14    “Willful” shall mean not in good faith and without reasonable belief that an act or omission was in the best interest of the Company.
2.    Term. This Agreement shall be effective until either mutually terminated by the parties or upon a termination of Executive’s employment that does not constitute a Change of Control Termination, subject to a maximum term of four (4) years from the Effective Date.
3.    Vesting of Performance Shares Upon A Change Of Control. For purposes of this Agreement, “Performance Shares” means any equity award (including without limitation stock options, stock appreciation rights, restricted stock, and restricted stock units, whether payable in cash or stock), the vesting of which is contingent upon the attainment during a specified performance measuring period (the “Performance Period”) of pre-determined individual or Company goals (including without limitation performance goals based on financial indicators such as earnings per share, net income, revenue, or cash flows) (the “Performance Goals”). Upon the occurrence of a Change of Control, for purposes of the Executive’s vesting in any Performance Shares granted to the Executive by the Company that are outstanding immediately prior to but have not vested as of the date of the Change of Control, the Executive shall be deemed to have met the Performance Goals as of the end of the Performance Period if the Executive remains an employee of the Company as of the end of the Performance Period. Accordingly (subject to such continued employment and subject to earlier vesting as provided in Section 5.01(b)), (i) any Performance Shares which vest solely as a result of meeting the Performance Goals shall be deemed to be vested as of the end of the Performance Period, and (ii) any Performance Shares that do not vest solely by meeting the Performance Goals shall continue to vest in accordance with the terms of the applicable award agreement by assuming the Performance Goal is met. (For example, if a Performance Share requires that a Performance Goal be met as well as that the Executive remain an employee of the Company for an additional service year after the Performance Period, the Performance Share will vest at the end of that service year if the Executive remains an employee through the end of that service year, and without regard to whether the Performance Goal was actually met.)
4.    Termination of Employment of Executive.
4.01    Good Reason. Notwithstanding anything contained in any employment agreement between the Executive and the Company to the contrary, during the term of this Agreement the Executive may terminate his or her employment with the Company for Good Reason and be entitled to the benefits set forth in Section 5, provided that the Executive gives written notice to the Administrator advising the Company of such resignation and the reason for such resignation within sixty (60) days after the time he or she becomes aware of the existence of facts or circumstances constituting Good Reason.
4.02    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination based on the Executive’s death) following a Change of Control shall be communicated by the terminating party in a Notice of Termination to the other party hereto.
5.    Compensation and Benefits Upon Termination of Employment.
5.01    Severance Benefits. If there is a Change of Control Termination, then the Executive shall receive the following severance benefits. The severance benefits set forth below shall be in addition to any amounts owed to Executive as earned but unpaid wages through the Date of Termination and accrued but unused vacation through the Date of Termination:
(a)    In lieu of any further severance payments to the Executive except as expressly contemplated hereunder, payment in cash as severance pay to the Executive an amount equal to three (3) times the sum of the Executive’s annual base salary plus annual target bonus in effect for the calendar year in which the Change of Control Termination occurs. For purposes of this Agreement, base salary shall be defined as the greater of (x) the Executive’s base salary at the time of the Change of Control or (y) the Executive’s base salary at the time of the Change of Control Termination. Such cash payments shall be payable in a single sum less required taxes, within ten (10) business days following the Executive’s Separation from Service.
(b)    Any stock options or other stock awards (which term includes without limitation stock appreciation rights, restricted stock, Performance Shares, and restricted stock units, whether payable in cash or stock for purposes of this Agreement) granted to the Executive by the Company that are outstanding immediately prior to but have not vested as of the date of the Change of Control Termination shall become 100% vested as of the date of the Change of Control Termination and any option or similar award may be exercised by the Executive for one (1) year (notwithstanding any term of the option providing for exercise within a shorter period after termination) following the Date of Termination (subject to the maximum term of the option (generally seven years from the date of grant of the option) and further subject to any right that the Company may have to terminate the options in connection with the Change of Control).
(c)    The Executive shall be deemed to have elected to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (including, if applicable, coverage for the Executive’s eligible dependents). The continuation coverage shall be the same as in effect immediately prior to the Date of Termination or reasonably equivalent coverage if the same coverage is not available. The Company will pay or reimburse the Executive for the premiums charged for continuation coverage. The Company’s obligation to make any payment or reimbursement pursuant to this Section 5.01(c) shall commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer).
Following the end of the eighteen month period of COBRA coverage, the Company will (without any charge for premiums) continue to provide the same or reasonably equivalent medical coverage to the Executive (and, if applicable, the Executive’s eligible dependents) for an additional six (6) months (for a total of twenty-four (24) months of medical coverage); provided that the Company’s obligation to provide such coverage shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer.
(d)    For a period of twelve (12) months following Executive’s Date of Termination, the Company shall, at the Company’s expense, provide for executive-level outplacement services to Executive, if requested, which shall include at least the following services: (i) resume assistance, (ii) career evaluation and assessment, (iii) individual career counseling, (iv) access to one or more on-line employment databases (with research assistance provided), and (v) administrative support provided Monday through Friday, except for scheduled holidays.
(e)    Limitation on Payments. If upon or following a Change of Control the tax imposed by Section 4999 of the Code, or any similar or successor tax, (the “Excise Tax”) would apply absent this Section 5.01(e), because of the Change of Control, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s equity incentive plans or agreements (collectively, the “Total Payments”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Executive elects otherwise, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Total Payments.
Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
(f)    Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit (i) pursuant to Section 5.01(a) or (ii) with respect to any restricted stock unit that vests pursuant to Section 5.01(b) until the earlier of (1) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (2) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.01(f) shall be paid (without interest) on the first business day after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within ten (10) business days, after the date of the Executive’s death). The payment timing provisions of this Section 5.01(f) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. It is the intent of the parties that this Section 5.01(f) shall not be construed to require or permit a delay in the payment or provision of any benefit or reimbursement under this Agreement other than (x) the payment under Section 5.01(a), and (y) the payment with respect to any restricted stock unit that vests pursuant to Section 5.01(b). Without limiting the generality of the foregoing sentence, the parties intend that the equity vesting provided in Section 5.01(b) (other than with respect to restricted stock units) and the payment or provision of the benefits and reimbursements provided in Section 5.01(c) and Section 5.01(d) shall not be subject to the delay described in this Section 5.01(f).
(g)    Any payment or reimbursement of expenses required to be made to the Executive pursuant to Section 5.01(c) or Section 5.01(d) shall be made promptly, and if the Executive is required under the terms of the applicable plan or program to request such payment or reimbursement, no more than ten (10) business days following the date of such request. In order to comply with Section 409A of the Code, to the extent that any payment or reimbursement of expenses made to the Executive pursuant to Section 5.01(c) or Section 5.01(d) is taxable to the Executive, any such payment or reimbursement shall be made to the Executive no later than the earlier of (i) the deadline set forth in the preceding sentence, or (ii) the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The foregoing sentence shall not be construed to require or permit a delay in any such payment or reimbursement. The Executive’s right to any such payment or reimbursement or any benefit pursuant to Section 5.01(c) or Section 5.01(d) is not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year.
(h)    Immediately prior to the occurrence of a Change of Control, the Company shall fund, to the extent it has not done so, a sum equal to the present value on the date of the Change of Control of (i) any amounts that are or could reasonably be expected to become payable to the Executive under the provisions of Section 5.01(a) in the event of a Change of Control Termination of the Executive, (ii) an amount representing restricted stock units that could become vested under the provisions of Section 5.01(b)

in the event of a Change of Control Termination of the Executive, and (iii) an amount representing a good faith estimate of expenses of the trust in the event that the Company does not timely pay such expenses. Such funding shall be made by establishing and irrevocably funding a trust for the benefit of the Executive. The funding representing restricted stock units referred to in clause (ii) above shall (x) be in an amount equal to the consideration paid in the Change of Control for each share of the Company’s common stock times the number of shares represented by the Executive’s unvested restricted stock units, and (y) in the Company’s discretion, be deposited in the form of cash or the in-kind consideration paid in the Change of Control, or a combination thereof. The trustee of such trust shall be instructed to pay out any such amounts as and to the extent such amounts become payable in accordance with the terms of this Agreement. Payments by the trust to the Executive shall, to the extent thereof, discharge the Company’s obligation to pay benefits under Sections 5.01(a) and 5.01(b). The Company shall remain obligated to pay the Executive any benefits under this Agreement that are not paid to the Executive from the trust. The trust shall be a grantor trust described in Section 671 of the Code. Assets of the trust shall be used only to provide the benefits under Sections 5.01(a) and 5.01(b), except that the assets of the trust shall be available to the Company’s creditors in the event of the Company’s insolvency. The trust shall not terminate until the date on which all payments and benefits to be funded out of the trust have been satisfied and discharged in full. Upon termination of the trust any assets remaining in the trust shall be returned to the Company. Notwithstanding the foregoing, the Company shall not fund the trust if, at the time such funding would otherwise have been required under this Section 5.01(h), regulations, rulings or other official guidance published by the Internal Revenue Service provide that such funding would reasonably be expected to result in a transfer of property under Code Section 409A(b)(2) (relating to restrictions on assets in connection with a change in an employer’s financial health).
6.    No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Agreement be reduced by any compensation or benefits earned by the Executive after his or her Date of Termination. Notwithstanding the foregoing, if the Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the “WARN” Act) in connection with the termination of his or her employment in addition to amounts required to be paid to him or her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.
7.    Limitation on Rights.
7.01    No Employment Contract. This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall not create any right in the Executive to continue in the Company’s employment for any specific period of time. This Agreement shall not restrict the right of the Company to terminate the employment of Executive for any reason, or no reason at all, or restrict the right of the Executive to terminate his or her employment.
7.02    No Other Exclusions. This Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Agreement, or any such programs that generally are available to other executive personnel of the Company.
8.    Dispute Resolution.
8.01    Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration. Any arbitration hereunder shall be in Santa Clara County, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein. The parties further agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing party shall pay (1) the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the nonprevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.
9.    Miscellaneous.
9.01    Administration. The Administrator shall administer this Agreement and the benefits provided for herein.
9.02    Assignment and Binding Effect.
(h)    No right or interest to or in this Agreement, or any payment or benefit to the Executive under this Agreement shall be assignable by the Executive except by will or the laws of descent and distribution. No right, benefit or interest of the Executive hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable to the Executive under this Agreement after his or her death and shall not preclude the legal representatives of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate. However, this Agreement shall be assignable by the Company to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.
(i)    The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement (including the obligation to cause any subsequent successor to also assume the obligations of this Agreement) unless such assumption occurs by operation of law.
9.03    No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Without limiting the generality of the foregoing, the failure by Executive to exercise his or her right to terminate his or her employment for Good Reason under Section 4.01 above shall not operate as a waiver by Executive of his or her right to terminate for Good Reason based upon any subsequent act or omission of the Company that constitutes Good Reason.
9.04    Rules of Construction.
(a)    This Agreement has been executed in, and shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.
(b)    Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.
(c)    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(d)    Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
(e)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. The Executive shall be solely responsible for his or her own tax liability with respect to payment made or benefits provided pursuant to this Agreement. Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, the Executive should obtain and rely solely on the tax advice provided by the Executive’s own independent tax advisors (and not the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).
9.05    Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company’s then principal office, or to the Executive at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or the Executive may from time to time specify in writing. Notices shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.
9.06    Modification. This Agreement may be modified only by an instrument in writing signed by the Executive and an authorized representative of the Company.
9.07    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive concerning the subject matter hereof, and supersedes all other agreements,

whether written or oral, with respect to such subject matter (including, but not limited to, the Superseded Agreement). This is an integrated agreement.
9.08    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
9.09    Good Faith Determinations. No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member’s own bad faith.

SANDISK CORPORATION		EXECUTIVE

By:	/s/ Judy Bruner	By:	/s/ Sanjay Mehrotra
Name:	Judy Bruner	Name:	Sanjay Mehrotra

Title:	EVP, Administration and CFO

Date:	12/21/2014	Date:	12/21/2014